UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2014

ITC HOLDINGS CORP.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 001-32576

Michigan	32-0058047
(State of Incorporation)	(IRS Employer Identification No.)

27175 Energy Way, Novi, Michigan 48377

(Address of principal executive offices) (zip code)

(248) 946-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note:

This Form 8-K/A is being filed as an amendment to the Current Report on Form 8-K filed by ITC Holdings Corp. (the “Company”) on August 18, 2014 (the “Original Filing”). The purpose of this amendment is to disclose the committee appointments of the new members appointed to the Company’s Board of Directors on August 13, 2014. Item 5.02 of the Original Filing is amended and restated as set forth below. There are no other changes to the Original Filing.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(Appointment of Directors and Officer

On August 13, 2014, the Board of Directors (the “Board”) of the Company voted to expand the size of the Board from eight to ten directors and appointed Albert Ernst and Dave R. Lopez as directors of the Company. There are no understandings or arrangements between Messrs. Ernst or Lopez and any other person pursuant to which Messrs. Ernst or Lopez was selected as a director of the Company. Neither of the new appointees to the Board has any family relationship with any director or executive officer of the Company.

In connection with their service as directors, each appointee will receive the Company’s standard non-employee director cash and equity compensation. Specifically, Messrs. Ernst and Lopez each will receive a $75,000 annual cash retainer (payable in equal quarterly installments) and an annual equity retainer of restricted stock with a total value of $75,000 under the Company’s equity compensation plans for non-employee directors (awarded through quarterly grants valued at $18,750 each), as well as an annual cash payment if he serves as chair of any committee or as lead director.

At the time of their appointment, it had not been determined on which committees of the Board the new appointees would serve. On November 6, 2014, the Board appointed Mr. Ernst to the Audit and Finance Committee and the Operations Committee, and Mr. Lopez to the Compensation Committee and the Nominating/Corporate Governance Committee, in each case effective immediately.

Also on August 13, 2014, the Board appointed Rejji P. Hayes to serve as Senior Vice President, Chief Financial Officer and Treasurer. Mr. Hayes, age 39, has served as the Company’s Vice President, Treasurer and interim Chief Financial Officer since May 2014 and previously served as the Company’s Vice President, Finance and Treasurer since February 2012. Prior to joining the Company, Mr. Hayes served from 2009 until 2012 as Assistant Treasurer and Director, Corporate Finance and Financial Strategy at Exelon Corporation in Chicago, Illinois, where he was responsible for developing the company’s financial strategy, and planning, structuring and executing all debt and equity financings. Prior to his employment with Exelon Corporation, Mr. Hayes served from 2007 until 2009 as Vice President, Mergers and Acquisitions at Lazard Freres & Co. LLC where he provided strategic and corporate finance advisory services for corporate clients and private equity firms. Previously, Mr. Hayes served for a total of 8 years in a variety of financial leadership roles with financial institutions and investment banks. Mr. Hayes holds a Master of Business Administration from Harvard Business School and a bachelor’s degree from Amherst College. Mr. Hayes will receive annual base compensation of $325,000.  His targeted cash bonus was increased from 60% to 100% of base compensation under the Company’s 2014 corporate bonus plan adopted pursuant to the Company’s Second Amended and Restated 2006 Long Term Incentive Plan (the “LTIP”), based on the achievement of Company performance goals. In addition, Mr. Hayes’ targeted equity award under the LTIP was increased from 65% to 150% of annual base compensation.

Approval of Bonuses

On August 12, 2014, the Compensation Committee of the Board approved payment of discretionary cash bonuses to substantially all of the Company’s employees, including certain of its “named executive officers,” as defined in the Company’s most recent annual meeting proxy statement (“NEOs”), in connection with Phase I of the KETA project being placed into service.  The estimated amounts of the cash bonuses payable to the NEOs are set forth in the table below. As in past years, the final bonus amounts for all recipients will be determined immediately prior to the time of payment by dividing the discretionary bonus pool proportionately among the recipients employed as of the payment date based upon their respective shares of the 2014 annual corporate performance bonus pool.  Final bonus amounts for the NEOs will be disclosed in the Company’s 2015 annual meeting proxy statement.

Name	Title	Bonus
Joseph L. Welch	President and Chief Executive Officer	$119,826
Linda H. Blair	Executive Vice President and Chief Business Officer	$57,513
Jon E. Jipping	Executive Vice President and Chief Operating Officer	$47,022
Daniel J. Oginsky	Executive Vice President and General Counsel	$39,622

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 12, 2014

ITC HOLDINGS CORP.

By:	/s/ Daniel J. Oginsky
Daniel J. Oginsky
Its:	Executive Vice President and General Counsel